Exhibit 99.1
news release
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PPL Electric Utilities reaches settlement in first distribution rate increase since 2016
If approved by the PUC, increase would support continued enhancements in reliability and further support vulnerable customers.

ALLENTOWN, Pa. (March 13, 2026) – PPL Electric Utilities announced today that it has submitted a joint petition for non-unanimous settlement to the Pennsylvania Public Utility Commission (PUC) requesting approval for an increase in base distribution rates. This proposed adjustment aims to support ongoing investments in a safe, reliable and resilient electric system, while maintaining a strong commitment to customer affordability and service. If approved, this would mark the company’s first base distribution rate increase since 2016.
Parties to the settlement include a large and diverse group of stakeholders, including low-income, residential and business consumer advocates. Only two parties raised limited objections, which are confined to certain provisions regarding large net metering customer classification.
The settlement provides for an increase in the annual base distribution revenues of $275 million to strengthen system reliability, improve customer service and affordability, and support vital investments for future growth. The settlement includes important provisions to help ensure the delivery of safe, dependable electric distribution service, while fostering the economic competitiveness of the communities served by PPL Electric Utilities. Investments supported include:
•Delivering greater reliability and resilience for customers by replacing aging infrastructure with stronger poles and equipment, installing animal, avian and lightning guards, enhancing tree trimming and removal intended to reduce outages, and expanding advanced smart grid technologies that accelerate restoration and improve service.
•Enhancing support for vulnerable customers by increasing hardship fund bill credits, improving access to assistance programs, eliminating reconnection fees, streamlining return of security deposits and boosting the annual low-income weatherization budget.
•Supporting small businesses by mitigating cost impacts of net-metered distributed generation and providing flexible payment options.
•Creating a new large load customer rate class and electric service tariff with a 10-year load and financial commitment. This new rate class will provide $11 million in support for the residential low-income program, helping reduce costs for residential customers, and includes safeguards to manage increased demand from large load customers.

If approved by the PUC, the settlement agreement would result in the following customer bill increases, based on estimated total bills using rates effective Jan. 1, 2026:
•Residential customers using 1,000 kilowatt-hours per month could see their total bill increase by about $7.42.
•Commercial customers using 1,000 kWh and 3 KW per month could see their total bill increase by $4.64 per month.
•Industrial customers using 150,000 kWh and 500 KW per month could see their total bill increase by about $382.63.

As part of the settlement, PPL Electric Utilities will not increase distribution base rates for two years from the effective date of the new rates. If approved, new distribution base rates would go into effect July 1, 2026.
More information
The rate review filing, including settlement, is available on PPL Electric Utilities’ website at pplelectric.com/rateinfo.
About PPL Electric Utilities
PPL Electric Utilities delivers safe, reliable and affordable electricity to about 1.5 million homes and businesses in eastern and central Pennsylvania. It regularly ranks among the country’s best utility companies for reliability and customer satisfaction. PPL Electric Utilities is a major employer and an active supporter of the communities it serves. It is a part of the PPL Corporation (NYSE: PPL) family of companies. Visit pplelectric.com or connect on social media via Facebook, Twitter and Instagram for energy efficiency tips, bill help information, guidance on shopping for an electricity supplier, storm updates and more.

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